Exhibit 1.01

Brilliant Earth Group, Inc.
Conflict Minerals Report

This Conflict Minerals Report (“Report”) is submitted by Brilliant Earth Group, Inc. (the “Company” or “Brilliant Earth”) for the reporting period January 1, 2025 to December 31, 2025, pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”).

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products for which certain minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals are gold, tantalum, tin, and tungsten (“Conflict Minerals”). The Company sources gold, tantalum, and tungsten, but does not source tin. The Rule requires certain disclosures regarding the processes and procedures for determining whether any Conflict Minerals used in the manufacturing or production of our products are sourced from “Covered Countries.” The “Covered Countries” for the purposes of the Rule are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

The Company

Brilliant Earth is an innovative, digitally native omnichannel jewelry company, and a global leader in ethically sourced fine jewelry. The Company offers exclusive designs with superior craftsmanship and supply chain transparency, delivered to customers through a highly personalized omnichannel experience. Our mission is to create a more transparent, sustainable, compassionate, and inclusive jewelry industry, and we are proud to offer customers distinctive and thoughtfully designed products that they can truly feel good about wearing.

The Company has adopted a policy (the “Precious Metals Policy”) that, subject to certain exceptions, requires suppliers that source precious metals for the Company’s products to source certified 100% recycled precious metals, which are also referred to within the jewelry industry as repurposed precious metals. Product exceptions for recycled content include machine-pulled chains, and components and findings (such as peg heads, posts, clasps, and tennis bracelet mountings). For these exceptions, suppliers are required to source certified responsible precious metals. Pursuant to the Precious Metals Policy, acceptable certifications for recycled precious metals are a Responsible Jewellery Council Chain of Custody Certification or a SCS Global Services (formerly Scientific Certification Systems) Recycled Content Certification and acceptable certifications for non-recycled precious metals are the London Bullion Market Association Good Delivery and Responsible Mineral Initiative ("RMI") certifications.

Since 2019, the Company has required that suppliers acknowledge its Precious Metals Policy as part of its supplier onboarding process. On a quarterly basis, the Company monitors suppliers’ compliance with its Precious Metals Policy, and, on an annual basis, an independent third-party audits and reports to the Company on the percentage of gold used in Company products that is recycled.

In 2019, the Company adopted a supplier code of conduct (the “Supplier Code of Conduct”) that requires, among other things, that suppliers adhere to all standards outlined in the Organisation for Economic Co-operation and Development (“OECD”) Annex II, Model Supply Chain Policy for a Responsible Global Supply Chain of Minerals from Conflict-Affected and High-Risk Areas; fully cooperate with any audit; not withhold or misrepresent any information provided to Brilliant Earth or its designated third-party auditor; and grant unfettered access to the supplier’s facilities, books and records, and employees for the purpose of interviewing them. The Company requires that suppliers certify their compliance with the Company’s Supplier Code of Conduct as a condition of entering into the contract and whenever the code is revised. The Company’s Supplier Code of Conduct can be found at https://www.brilliantearth.com/supplier-code-of-conduct/.

Compliance Overview

To enable its commitment to ethically and responsibly sourced gold, tantalum, and tungsten, the Company has adopted the following practices:

•Collaborating with the Company’s direct suppliers to confirm potential sources of gold, tantalum, and tungsten prior to or as part of entering into agreements with the suppliers;

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•Communicating with the Company’s direct suppliers regarding the Company’s reporting obligations and the need for full and accurate information;
•Embedding the Company’s expectations of its suppliers and its requirements regarding the sourcing gold, tantalum, and tungsten into its agreements with suppliers and requiring adherence to the Precious Metals Policy as part of the Supplier Code of Conduct;
•Implementing and requiring adherence to the Supplier Code of Conduct, which requires suppliers to adhere to standards outlined in OECD Annex II, Model Supply Chain Policy for a Responsible Global Supply Chain of Minerals from Conflict- Affected and High-Risk Areas; and
•Ongoing evaluation of the Company’s suppliers’ compliance with the Precious Metals Policy and the Supplier Code of Conduct.

Reasonable Country of Origin Inquiry and Due Diligence

Many of the Company’s products (the “Products”) contain certain Conflict Minerals, specifically gold, tantalum, or tungsten, that are necessary to those Products’ functionality or production. In addition to the quarterly reviews and annual audits mentioned above, the Company conducted a good faith reasonable country of origin inquiry regarding the source of gold, tantalum, and tungsten in the Products. The Company does not source any tin.

As part of its good faith reasonable country of origin inquiry, the Company contacted all of its tier-1 suppliers of the Products (or their relevant components or materials). The Company requested that each tier-1 supplier complete an industry-standard Conflict Minerals Reporting Template (the "CMRT") created by RMI. The CMRT included a series of questions seeking information relating to the use and country of origin of any Conflict Minerals. The Company received responses from all suppliers contacted, evaluated all the responses, and conducted additional follow-up with suppliers when necessary.

The Company conducted additional due diligence by reviewing and evaluating the documentation pursuant to its supply chain policies and suppliers’ certifications, including pursuant to the Company’s Precious Metals Policy. The Company’s due diligence measures have been designed to conform, in all material respects, with the framework outlined in the OECD 2016 Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and related Supplements. It should be noted, however, that due to the Company’s downstream position in the supply chain and the fluidity of the procurement process, there are limitations on the information or visibility available to the Company into the inner workings of the smelters and refiners (“SORs”) processing gold, tantalum, or tungsten that appear in its Products.

Determination

Based on its good faith reasonable country of origin inquiry and due diligence process, the Company has identified 17 SORs that sourced gold, tungsten, and tantalum for our Products. Of the 17 SORs identified by the Company's tier-1 suppliers, 15 were RMI-Conformant or Fairmined Standard-certified. RMI-Conformant means that the refiners or smelters have successfully completed an assessment against RMI’s Responsible Minerals Assurance Process standard, an internationally accepted audit standards to determine which smelters or refiners are considered “Conflict Free.” The Fairmined Standard is an initiative that certifies gold of responsible origin in an effort to ensure that it is a traceable gold, while creating opportunities for artisanal and small-scale mining communities in South America, improving working conditions, promoting responsible environmental management, and contributing to the well-being of mining families and communities.

Based on its good faith reasonable country of origin inquiry and due diligence process which includes the reviews of certifications and reports from the Company's tier-1 suppliers, the Company has determined the following:
•13 SORs sourced gold for the Company's Products, and all of these SORs sourced from         recycled or scrap sources or did not source from a Covered Country;
•two SORs sourced tungsten for the Company’s Products, and these SORs did not source from a Covered Country; and
•two SORs sourced tantalum for the Company's Products, and these SORs did not source from a Covered Country.

Based on the reviews discussed above, the Company has determined that in excess of 99.5% of the gold, tantalum, and tungsten sourced for the Company's Products during the year ended December 31, 2025, was sourced from recycled or scrap sources or was not sourced from a Covered Country.

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Management Systems

The Company has been at the forefront of responsible sourcing in the jewelry industry. As discussed above, the Company has adopted a Supplier Code of Conduct and a Precious Metals Policy. Additionally, the Company has dedicated substantial resources to managing its supply chain, including the Company’s Vice President, Responsible Sourcing & Sustainability (“VP, RS&S”), who reports to the Company’s General Counsel. The VP, RS&S leads annual reviews of the Company’s supply chain for, among other things, compliance with the Supplier Code of Conduct, use of recycled precious metals, and Conflict Minerals reporting. The VP, RS&S regularly reports on the results of these reviews to the Company’s Chief Executive Officer, General Counsel, Chief Operations Officer, and Director of Product Vendor Management.

Because the Company does not have a direct relationship with smelters or refiners, the Company has focused its efforts in engaging its direct suppliers in a process designed to bring transparency to its supply chain by obtaining information from them and having them and their suppliers obtain information from their respective upstream suppliers as to the facilities used to process the gold, tantalum, and tungsten used in the production of or contained in the Products. Through this ongoing process, the Company continues to both inform and educate its suppliers about its policies and practices, while aggregating and analyzing the information it obtains.

The Company’s strives to work with its suppliers to obtain complete, accurate, and reliable information as to all of the upstream participants in its supply chain. The Company encourages its suppliers to participate in and to deal exclusively with other suppliers who participate in industry-recognized audit and certification programs. Brilliant Earth’s controls in this regard include the Company’s Supplier Code of Conduct, Precious Metals Policy, related supply chain policies, and contracts. The Company has also identified points of contact at all of its key suppliers, and continues a dialogue with them concerning the Company’s informational needs, policies, and procedures. The Company has also established reporting process whereby employees and suppliers can report suspected violations of the Company’s policies.

These policies, processes, and controls contribute to the Company’s leadership in transparency and responsible sourcing in the jewelry industry.

Cautionary Note Regarding Forward-Looking Statements
This Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this report may be forward-looking statements. Statements regarding our ongoing responsible sourcing efforts and our ongoing engagement with suppliers are forward-looking statements. Actual results could differ materially from such forward-looking statements. Risks and uncertainties that could cause actual results to differ include, without limitation, the risks and uncertainties set forth in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as updated by our Quarterly Reports on Form 10-Q and other filings with the SEC from time to time. You should not rely upon forward-looking statements as predictions of future events. Except as required by applicable law, we undertake no obligation to update or revise any forward-looking statements contained in this Report, whether as a result of any new information, future events or otherwise.
Other Notes
This Report includes information provided in response to regulatory requirements and stakeholder considerations regarding conflict minerals. However, such information is not necessarily material or relevant for any obligations under other regulations or laws, even if similar terms are used herein. Document and website references, and any information accessible thereby, are provided for convenience and are expressly not incorporated by reference.